                     Third Quarter Report - 2020

Dear Fellow Shareholders:
On behalf of all of us at Camden National Corporation, I wish you and your loved ones safety and good health.

I’m pleased to share that our operating and financial performance during the third quarter of 2020 demonstrates the strength and resiliency of Camden National Corporation. Over the past several years, we have made significant investments in expanding our products and services, strengthening our balance sheet, enhancing our technology platforms, and developing our employees. The COVID-19 pandemic has tested those strategies—as well as many other aspects of our company—and I continue to be incredibly proud of our team’s performance.

Engaged Employees. Our employees are the critical element in our response to COVID-19, a tumultuous economy, and evolving customer needs. By June 29, 2020, our banking centers returned to full operation while adhering to health guidelines. Currently, approximately 28% of our non-banking center employees work at an office at least once a week. Strategic, ongoing investments in technology and corporate real estate have enabled us to remain flexible and connected—whether employees are working remotely or onsite.

Throughout the pandemic, we have continued investing in employee development—and many of these activities have shifted to a virtual environment. For example, we reimagined our annual in-person Employee Appreciation Night, and this year instead held a successful, weeklong virtual celebration. We have rapidly redesigned other people-related programs, such as employee orientation and Horizons, our internal leadership development program, to take place virtually. We believe these events are vital to our unique culture and ongoing development together.

Our approach during this challenging time has been candid and deliberate, guided by our core belief that feedback is vital to our success. During August, we conducted our annual Gallup Employee Engagement survey, and it is with great pride that I share that our engagement score has increased over our 2019 results. This is a true testament to the positive attitude and resiliency of our employees and management teams over the last year.

Solid Asset Quality. Driven by our diligent credit culture and quick response to help customers, our asset quality remains strong. As of September 30, 2020, 5.5% of total loans were operating under payment deferral arrangements for a period of 180 days or less due to COVID-19, down from 16.4% of total loans at June 30, 2020.

Non-performing assets were 0.22% of total loans at September 30, 2020, down slightly from 0.23% reported at June 30, 2020 and 0.30% reported a year ago. Annualized net charge-offs were 0.01% for the third quarter of 2020, down from 0.05% last quarter and 0.16% for the third quarter of 2019.

We continue to review our allowance for loan losses, adding nearly $1.0 million of provision expense in the third quarter of 2020, down significantly from the $9.4 million added in the second quarter of 2020. As a result, our allowance for loan losses to total loans ratio was 1.11% at September 30, 2020, up from 1.07% as of June 30, 2020 and 0.83% a year ago. We are very cautious regarding current economic conditions and continue taking prudent steps we believe will contribute to the long-term strength of our balance sheet.

Strong Operating Results. Net income for the nine months ending September 30, 2020 of $41.2 million was 2% below earnings for the prior year period. Pre-tax, pre-provision earnings for the nine month period ending September 30, 2020 of $63.7 million were 16% above pre-tax, pre-provision earnings for the comparable period a year ago, demonstrating the strength of our organization’s core operating capabilities. Net interest income of $100.8 million for the year-to-date period in 2020 was $5.5 million above the same period last year, reflecting the $4.1 million benefit from the PPP program, partially offset by a 7 basis points decrease in net interest margin to 3.06% for the year-to-date period in 2020.

Non-interest income totaled $36.2 million for the nine months ended September 30, 2020, up 20.0% over the same period last year. The increase over this period was driven by mortgage banking revenues, which has benefited from the historically low mortgage rates. We are seeing strong volumes from both purchase and refinance activity. Lower service charge income from deposit-related products reflecting higher customer balances and lower activity due to the pandemic partially offset mortgage revenue.

Non-interest expenses were $73.3 million for the nine months ended September 30, 2020, 4% higher than the same period last year. In the third quarter of 2020, we recorded a $1.2 million reserve for a litigation matter, which has been settled and limits the risk to the company. Excluding the settlement reserve, our efficiency ratio was 52.29% for the nine months ended September 30, 2020, compared to 55.82% recorded the same period last year.

During the third quarter, we declared a dividend of $0.33, which provided a 4.37% annualized dividend yield as of September 30, 2020. We also resumed our common stock repurchase efforts in the third quarter of 2020 and purchased 47,915 shares.

Deepening Management Capabilities. Tim Nightingale, who previously served as Executive Vice President of Commercial Banking for Camden National, was recently named Executive Vice President and Chief Credit Officer. In his new role, Tim is responsible for overseeing our asset quality and credit efforts, including oversight of our special asset and collection groups, commercial loan administration activities, and oversight of our COVID-19 loan deferral and PPP programs. Ryan Smith, who previously served as Senior Vice President of Credit Administration, was promoted to Executive Vice President of Commercial Banking, leading our commercial lending and treasury management activities. This realignment will enhance our oversight of asset quality and leverage Ryan’s strong commercial lending skills.

Exploring New Opportunities. Despite the need to focus on specific, immediate issues throughout the pandemic, our strong team continues looking for future opportunities. In

                     Third Quarter Report - 2020

2020, we introduced a Robotic Process Automation (“RPA”) pilot project that leverages technology to automate various tasks with the goal of streamlining workflows while increasing quality. To date, we have introduced 12 “bots” and will continue to rollout new efforts aimed at various high volume activities. RPA is part of our larger effort to leverage technology and business intelligence to drive our future success. In July, we furthered our commitment by becoming a founding member of the Roux Institute, which was created through a joint venture between the Roux family and Northeastern University to foster innovation in technology, building a pipeline of talent in Maine.

Charting our future. The pandemic has certainly brought on challenges and many changes, but we believe it has also accelerated three important trends facing banks: (1) Our customers have proven they are willing to adapt to digital services faster than expected; (2) People are even more hyper-connected, impacting the way we interact and communicate; and (3) People are more aware of their financial well-being. Leveraging our strengths and resiliency, as well as adopting new capabilities such as bots and business intelligence, we believe Camden National is well positioned for the future.

Be well, be safe, and be healthy,

Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Earnings and Dividends
Net interest income	$34,481	$31,923	$100,846	$95,391
Non-interest income	12,696	10,739	36,159	30,165
Non-interest expense	(25,221)	(23,748)	(73,291)	(70,489)
Pre-tax, pre-provision earnings(1)	21,956	18,914	63,714	55,067
Provision for credit losses	(987)	(730)	(12,160)	(2,647)
Income before taxes	20,969	18,184	51,554	52,420
Income taxes	(4,194)	(3,696)	(10,346)	(10,455)
Net income	$16,775	$14,488	$41,208	$41,965
Diluted earnings per share	$1.12	$0.94	$2.74	$2.70
Cash dividends declared per share	0.33	0.30	0.99	0.90
Performance Ratios
Return on average assets	1.34%	1.29%	1.15%	1.28%
Return on average equity	13.01%	12.26%	11.06%	12.32%
Net interest margin (fully-taxable equivalent)	3.00%	3.09%	3.06%	3.13%
Efficiency ratio[1]	50.60%	55.32%	52.29%	55.82%
Balance sheet (end of period)
Investments			$1,121,712	$926,444
Loans and loans held for sale			3,312,777	3,127,083
Allowance for loan losses			36,414	25,688
Total assets			5,153,793	4,520,315
Deposits			4,224,044	3,617,963
Borrowings			294,361	342,459
Shareholders' equity			517,522	471,672
Book Value per Share and Capital Ratios
Book value per share			$34.69	$30.98
Tangible book value per share[1]			28.14	24.52
Tangible common equity ratio[1]			8.30%	8.44%
Tier I leverage capital ratio			8.96%	9.39%
Common equity tier 1 risk-based capital ratio			12.21%	11.36%
Total risk-based capital ratio			15.15%	13.97%
Asset Quality
Allowance for loan losses to total loans			1.11%	0.83%
Net charge-offs to average loans (annualized)			0.04%	0.07%
Non-performing loans to total loans			0.34%	0.43%
Non-performing assets to total assets			0.22%	0.30%
1 This is a non-GAAP measure. A reconciliation of non-GAAP to GAAP financial measures can be found in the Company's earnings release dated and filed with the SEC on October 27, 2020.